Exhibit 99.1

NEWS FROM

FOR IMMEDIATE RELEASE

MADISON SQUARE GARDEN, INC. REPORTS

FIRST QUARTER 2010 RESULTS

NEW YORK, N.Y., May 7, 2010 – Madison Square Garden, Inc. (NASDAQ: MSG) today reported financial results for the first quarter ended March 31, 2010.

Madison Square Garden’s first quarter 2010 revenues increased 9.0% to $306.5 million compared to the prior year period, primarily reflecting an increase in MSG Media revenue as well as an increase in MSG Entertainment revenue. Adjusted operating cash flow (“AOCF”)(1) increased 203.4% to $48.5 million and operating income increased $32.2 million to $30.1 million, each as compared to the first quarter of 2009. AOCF and operating income growth mainly reflect the increase in MSG Media revenue as well as lower operating expenses in the MSG Sports segment.

First quarter net income of $17.4 million ($0.23 per diluted share) increased $19.3 million compared to a loss of $1.9 million (loss of $0.03 per diluted share) in the prior year period. The increase in net income primarily reflects the growth in operating income during the first quarter of 2010.

Madison Square Garden President and CEO Hank Ratner said: “We are pleased with Madison Square Garden’s strong first quarter performance. Our ability to drive solid revenue growth at MSG Media, coupled with lower operating expenses in our MSG Sports segment, led to a significant increase in adjusted operating cash flow versus the first quarter of 2009. Looking ahead, we are confident in the long term growth potential that our unique assets and integrated approach create for each of our three business segments. Separately, we are pleased with our progress on the upcoming renovation of Madison Square Garden which will transform the arena into a state-of-the-art facility and deliver positive returns for our shareholders in the years ahead.”

Results from Operations

Segment results for the quarters ended March 31, 2010 and 2009 are as follows:

	Revenue			AOCF			Operating Income (Loss)
$ millions	Q1 2010	Q1 2009	% Change	Q1 2010	Q1 2009	% Change	Q1 2010	Q1 2009	% Change
MSG Media	$139.5	$118.3	17.9%	$61.8	$43.7	41.4%	$55.8	$36.9	51.1%
MSG Entertainment	41.5	38.0	9.1%	(12.7)	(14.3)	11.1%	(16.3)	(17.6)	7.4%
MSG Sports	142.7	141.6	0.8%	3.4	(11.2)	—	(0.1)	(14.3)	99.5%
Other (including eliminations)	(17.1)	(16.6)	(3.5)%	(4.0)	(2.2)	(80.8)%	(9.3)	(7.2)	(29.9)%
Total Company	$306.5	$281.3	9.0%	$48.5	$16.0	203.4%	$30.1	($2.1)	—

Note: Does not foot due to rounding

1.	See definition of adjusted operating cash flow (“AOCF”) included in the discussion of non-GAAP financial measures on page 3 of this earnings release.

MSG Media

MSG Media revenues for the first quarter 2010 rose 17.9% to $139.5 million, primarily driven by affiliate fee revenue growth, and by an increase in advertising revenue. Affiliate fee revenue increased $18.9 million compared to the year ago period, largely attributable to higher contractual affiliation rates, including the impact of a new long-term affiliation agreement with Cablevision, which became effective January 1, 2010, and subscriber growth. Advertising revenue increased $2.5 million compared to the year ago quarter. AOCF increased 41.4% to $61.8 million and operating income rose 51.1% to $55.8 million, both as compared to the year ago period. These results primarily reflect the growth in both affiliate and advertising revenue, slightly offset by higher rights fees and selling, general and administrative expense.

MSG Entertainment

MSG Entertainment revenues for the first quarter 2010 rose 9.1% to $41.5 million, primarily due to an increase in the number of live entertainment events held at the MSG Arena and Radio City Music Hall, partially offset by a lower number of events at the Theater at MSG and the Beacon Theatre. AOCF improved by $1.6 million to a loss of $12.7 million and operating income improved by $1.3 million to a loss of $16.3 million, both as compared to the prior year. The improvement in AOCF and operating income primarily reflects the net increase in the number of events discussed above, partially offset by higher selling, general and administrative expense.

MSG Sports

MSG Sports revenues for the first quarter 2010 increased 0.8% to $142.7 million. The slight increase in revenues was primarily attributable to growth in sports team ticket revenue and league distributions, mostly offset by the absence of a marquee arena boxing event such as the one held in the first quarter of 2009. AOCF improved by $14.6 million to $3.4 million while the segment’s operating loss improved by $14.2 million to a loss of $0.1 million. The improvement in AOCF and operating income mainly reflects lower sports team player-related costs and net provisions for NBA luxury tax and NHL revenue sharing.

About Madison Square Garden

Madison Square Garden is a fully-integrated sports, entertainment and media business. The company is comprised of three business segments: MSG Sports, MSG Entertainment and MSG Media, which are strategically aligned to work together to drive MSG’s overall business, which is built on a foundation of iconic venues and compelling content that MSG creates, produces, presents and/or distributes through its programming networks and other media assets. MSG Sports consists of owning and operating sports franchises, including the New York Knicks (NBA), the New York Rangers (NHL), the New York Liberty (WNBA), and the Hartford Wolf Pack (AHL). MSG Sports also features other sports properties, including the presentation of a wide variety of live sporting events including professional boxing, college basketball, track and field and tennis. MSG Entertainment is one of the country’s leaders in live entertainment. MSG Entertainment creates, produces and/or presents a variety of live productions, including the Radio City Christmas Spectacular featuring the Radio City Rockettes, throughout the country. MSG Entertainment also presents or hosts other live entertainment events such as concerts, family shows and special events in MSG’s diverse collection of venues. These venues include Madison Square Garden, Radio City Music Hall, the Theater at Madison Square Garden, the Beacon Theatre, the Chicago Theatre and the Wang Theatre. MSG Media is a leader in production and content development for multiple distribution platforms, including content originating from MSG’s venues. MSG Media consists of the MSG Networks (MSG network, MSG Plus, MSG HD and MSG Plus HD) regional sports networks and the Fuse Networks (Fuse and Fuse HD), a national television network dedicated to music. MSG Media is also responsible for managing interactive initiatives across all business segments. More information is available at www.msg.com. Copies of the Company’s filings with the U.S. Securities and Exchange Commission are available at http://investor.msg.com. Copies of the Company’s Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2009 can also be obtained free of charge by writing to Madison Square Garden, Inc., Two Penn Plaza, New York, NY 10121; Attention: Corporate Secretary.

Non-GAAP Financial Measures

We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization (including impairments), excluding share-based compensation expense or benefit and restructuring charges or credits. Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of the expense or benefit of awards under our equity plans (including restricted shares, restricted stock units, stock options and stock appreciation rights) allows investors to better track the performance of the various operating units of our business without regard to either the distortive effects of fluctuating stock prices and/or the settlement of an obligation that is not expected to be made in cash.

We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the company on a consolidated basis. AOCF and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of AOCF to operating income (loss), please see page 4 of this release.

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industry in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Barry Watkins Executive Vice President Communications Madison Square Garden (212) 465-5920	Keil Decker Vice President Financial Communications Madison Square Garden (212) 465-5925	Ari Danes, CFA Vice President Investor Relations Madison Square Garden (212) 465-6072

Conference Call Information:

The conference call will be Webcast live today at 10:00 a.m. EST at www.msg.com

Conference call dial-in number is 877-347-9170 / Conference ID Number 71047508

Conference call replay number is 800-642-1687 / Conference ID Number 71047508 until May 14, 2010

MADISON SQUARE GARDEN, INC.

CONSOLIDATED OPERATIONS DATA AND RECONCILIATION

(Dollars in thousands)

(Unaudited)

	Three Months Ended March 31,
	2010	2009

Revenues	$306,501	$281,318

Adjusted operating cash flow	$48,503	$15,984
Share-based compensation expense	(3,311)	(2,338)

Operating income before depreciation and amortization	45,192	13,646
Depreciation and amortization	(15,061)	(15,728)

Operating income (loss)	30,131	(2,082)
Other income (expense):
Interest income (expense), net	(118)	(271)
Miscellaneous	2,000	—

Income (loss) from operations before income taxes	32,013	(2,353)
Income tax benefit (expense)	(14,632)	412

Net income (loss)	$17,381	$(1,941)

Basic net earnings (loss) per common share	$0.24	$(0.03)

Diluted net earnings (loss) per common share	$0.23	$(0.03)

Basic weighted average common shares (in thousands)	73,450	73,309
Diluted weighted average common shares (in thousands)	76,200	73,309

ADJUSTMENTS TO RECONCILE ADJUSTED OPERATING CASH FLOW TO

OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating cash flow as described in this earnings release:

•	Depreciation and amortization (including impairments). This adjustment eliminates depreciation and amortization and impairments of long-lived assets in all periods.
•

Share-based compensation benefit (expense). This adjustment eliminates the compensation benefit (expense) relating to restricted stock, restricted stock units, stock options and stock appreciation rights granted under our employee stock plans and non-employee director plans in all periods.

MADISON SQUARE GARDEN, INC.

CONSOLIDATED OPERATIONS DATA AND RECONCILIATION

(Dollars in thousands)

(Unaudited)

REVENUES

	Three Months Ended March 31,
	2010	2009	% Change
MSG Media	$139,505	$118,291	17.9%
MSG Entertainment	41,473	38,008	9.1%
MSG Sports	142,663	141,587	0.8%
Inter-segment eliminations	(17,140)	(16,568)	(3.5)%

Total Madison Square Garden, Inc.	$306,501	$281,318	9.0%

ADJUSTED OPERATING CASH FLOW AND OPERATING INCOME (LOSS)

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Three Months Ended March 31,		% Change	Three Months Ended March 31,		% Change
	2010	2009		2010	2009
MSG Media	$61,779	$43,694	41.4%	$55,777	$36,920	51.1%
MSG Entertainment	(12,713)	(14,307)	11.1%	(16,285)	(17,579)	7.4%
MSG Sports	3,407	(11,207)	—	(66)	(14,269)	99.5%
All other	(3,970)	(2,196)	(80.8)%	(9,295)	(7,154)	(29.9)%

Total Madison Square Garden, Inc.	$48,503	$15,984	203.4%	$30,131	$(2,082)	—

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